Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of Legg Mason Partners Equity Trust of our report dated October 17, 2019, relating to the financial statements and financial highlights, which appear in ClearBridge Aggressive Growth Fund’s Annual Report on Form N-CSR for the year ended August 31, 2019. We also consent to the references to us under the headings “Independent Registered Public Accounting Firm”, “Financial Statements” and “Financial highlights” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Baltimore, Maryland
December 16, 2019